Filed Pursuant to Rule 424(b)(5)
Registration No. 333-257661

PROSPECTUS

$75,000,000

Common Stock

We have entered into an open market sale agreement, or the sales agreement, with JMP Securities LLC, or JMP Securities, and RBC Capital Markets, LLC, or RBCCM, relating to shares of our common stock offered by this prospectus. In accordance with the terms of the sales agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $75,000,000 from time to time through or to JMP Securities and/or RBCCM, acting as sales agents or principal.

Our common stock is traded on the Nasdaq Capital Market, or the Exchange, under the symbol “KMPH.” On July 9, 2021, the last reported sale price of our common stock was $13.31 per share.

Sales of our common stock, if any, under this prospectus may be made in sales deemed to be “at-the-market” offerings as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, or the Securities Act. JMP Securities and RBCCM are not required to sell any specific number or dollar amount of securities, but will act as sales agents using commercially reasonable efforts consistent with their normal trading and sales practices, on mutually agreed terms among JMP Securities, RBCCM and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

The compensation to JMP Securities and RBCCM for sales of common stock sold pursuant to the sales agreement will be an amount equal to 3.0% of the gross proceeds of any shares of common stock sold under the sales agreement by JMP Securities or RBCCM, as applicable. In connection with the sale of the common stock on our behalf, JMP Securities and RBCCM will each be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of JMP Securities and RBCCM will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to JMP Securities and RBCCM with respect to certain liabilities, including liabilities under the Securities Act or the Securities Exchange Act of 1934, as amended, or the Exchange Act.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD REVIEW CAREFULLY THE RISKS AND UNCERTAINTIES DESCRIBED UNDER THE HEADING “RISK FACTORS” ON PAGE S-5 OF THIS PROSPECTUS AND UNDER SIMILAR HEADINGS IN THE OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

RBC Capital Markets             JMP Securities

July 12, 2021.

TABLE OF CONTENTS

Prospectus

ABOUT THIS PROSPECTUS

This prospectus relates to the offering of our common stock. Before buying any of the common stock that we are offering, we urge you to carefully read this prospectus, together with the information incorporated by reference as described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus. These documents contain important information that you should consider when making your investment decision.

This prospectus describes the terms of this offering of common stock and also adds to and updates information contained in the documents incorporated by reference into this prospectus. To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference into this prospectus that was filed with the Securities and Exchange Commission, or SEC, before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in one of these documents is inconsistent with a statement in another document having a later date (for example, a document incorporated by reference into this prospectus) the statement in the document having the later date modifies or supersedes the earlier statement.

You should rely only on the information contained in or incorporated by reference in this prospectus and in any free writing prospectus that we have authorized for use in connection with this offering. We have not, and the sales agents have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the sales agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, the documents incorporated by reference in this prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus, the documents incorporated by reference in this prospectus, and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety before making an investment decision.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “KemPharm,” “company,” “we,” “us” and “our” or similar references refer to KemPharm, Inc.

S-i

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. For a more complete understanding of our company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus, including the information incorporated by reference in this prospectus, and the information included in any free writing prospectus that we have authorized for use in connection with this offering, including the information under the heading “Risk Factors” in this prospectus on page S-5, our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as such risk factors may be amended, updated or modified periodically in our quarterly reports filed on Form 10-Q with the SEC, and any amendment or update thereto reflected in subsequent filings with the SEC and incorporated by reference into this prospectus.

Company Overview

We are a specialty pharmaceutical company focused on the discovery and development of proprietary prodrugs to treat serious medical conditions through our proprietary Ligand Activated Therapy, or LAT, technology. We utilize our proprietary LAT technology to generate improved prodrug versions of drugs approved by the U.S. Food and Drug Administration, or FDA, as well as to generate prodrug versions of existing compounds that may have applications for new disease indications. Our product candidate pipeline is focused on the high need areas of attention deficit hyperactivity disorder, or ADHD, and stimulant use disorder, or SUD, and idiopathic hypersomnia, or IH. Our newly approved product, AZSTARYS, formerly referred to as KP415, and KP484, are both based on a prodrug of d-methylphenidate, or d-MPH, but with differing extended-release, or ER, effect profiles, and are intended for the treatment of ADHD. Our lead clinical development product candidate, KP879, is also based on a prodrug of d-MPH and is intended for the treatment of stimulant use disorder, or SUD. Our preclinical prodrug product candidate for the treatment of ideopathic hypersomnia, or IH, is KP1077. We have entered into a collaboration and license agreement with Commave Therapeutics SA (formerly known as Boston Pharmaceuticals S.A.), an affiliate of Gurnet Point Capital, or Commave, for the development, manufacture and commercialization of AZSTARYS, and any other of our product candidates containing serdexmethylphenidate, or SDX, and d-MPH. In addition, we have entered into a commercial partnership with KVK-Tech, Inc., or KVK, for APADAZ®, an FDA approved immediate-release, or IR, combination product of benzhydrocodone, our prodrug of hydrocodone, and acetaminophen, or APAP, for the short-term (no more than 14 days) management of acute pain severe enough to require an opioid analgesic and for which alternative treatments are inadequate.

Risks Associated with our Business

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this prospectus summary and those described under similar headings in the documents incorporated by reference into this prospectus. These risks include:

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Our research and development activities are focused on discovering and developing proprietary prodrugs, and we are taking an innovative approach to discovering and developing prodrugs, which may never lead to marketable prodrug products.

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If we are not able to obtain required regulatory approvals for our product candidates, or the approved labels are not sufficiently differentiated from other competing products, we will not be able to commercialize them and our ability to generate revenue or profits or to raise future capital could be limited.

•	If commercialization of AZSTARYS, APADAZ or our other product candidates is not successful, or we experience significant delays in commercialization, our business will be harmed.

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Clinical drug development involves a lengthy and expensive process, with an uncertain outcome. We may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of our product candidates.

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We may need substantial additional funding to pursue our business objectives. If we are unable to raise capital when needed, we could be forced to delay, reduce or altogether cease our prodrug development programs or commercialization efforts or cease operations altogether.

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We have incurred significant recurring negative net operating losses since our inception. We expect to incur operating losses over the next several years and may never achieve or maintain profitability.

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If we are unable to obtain and maintain trade secret protection or patent protection for our technology, AZSTARYS, KP879 and our other product candidates, or if the scope of the patent protection obtained is not sufficiently broad, our competitors could develop and commercialize technology and drugs similar or identical to ours, and our ability to successfully commercialize our technology, AZSTARYS, KP879 and our other product candidates, if approved, may be impaired.

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If we, subject to the approval of Commave Therapeutics, S.A., or Commave, themselves, attempt to rely on Section 505(b)(2) of the Federal Food, Drug and Cosmetic Act and the FDA does not conclude that our product candidates are sufficiently bioequivalent, or have comparable bioavailability, to approved drugs, or if the FDA does not allow us or Commave to pursue the 505(b)(2) NDA pathway as anticipated, the approval pathway for our product candidates will likely take significantly longer, cost significantly more and entail significantly greater complications and risks than anticipated, and the FDA may not ultimately approve our product candidates.

•	The FDA may determine that any NDA we may submit under the 505(b)(2) regulatory pathway for any of our product candidates in the future is not sufficiently complete to permit a substantive review.

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We have entered into collaborations with Commave to develop, manufacture and commercialize AZSTARYS and KP484 worldwide. In addition, we may seek collaborations with third parties for the development or commercialization of our other product candidates, or in other territories. If those collaborations are not successful, we may not be able to capitalize on the market potential of AZSTARYS or KP484 or other product candidates, if approved.

•	The trading price of the shares of our common stock is likely to be volatile, and purchasers of our common stock could incur substantial losses.

Corporate Information

We were incorporated under the laws of the State of Iowa in October 2006 and were reincorporated under the laws of the State of Delaware in May 2014. Our principal executive offices are located at 1180 Celebration Boulevard, Suite 103, Celebration, FL 34747. Our telephone number is (321) 939-3416. Our common stock is listed on the Nasdaq Capital Market under the symbol “KMPH.”

Our internet website address is www.kempharm.com. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our securities.

“KemPharm”, the KemPharm logo, “APADAZ,” “LAT” and our other trademarks or service marks appearing in this prospectus or incorporated herein by reference are our property. This prospectus and the information incorporated herein by reference contains additional trade names, trademarks and service marks of others, which are the property of their respective owners.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of any fiscal year for so long as either (1) the market value of our shares of common stock held by non-affiliates does not equal or exceed $250.0 million as of the prior June 30th, or (2) our annual revenues did not equal or exceed $100.0 million during such completed fiscal year and the market value of our shares of common stock held by non-affiliates did not equal or exceed $700.0 million as of the prior June 30th. To the extent we take advantage of any reduced disclosure obligations, it may make comparison of our financial statements with other public companies difficult or impossible.

THE OFFERING

Common Stock Offered by Us	Shares of our common stock having an aggregate offering price of up to $75.0 million.

Manner of Offering	“At the market offering” that may be made from time to time through or to our sales agents, JMP Securities and RBCCM. See “Plan of Distribution” on page S-17.

Use of Proceeds	We currently intend to use the net proceeds from this offering, if any, for general corporate purposes. See “Use of Proceeds” on page S-9 of this prospectus.

Risk Factors	Investing in our common stock involves significant risks. See “Risk Factors” on page S-5 of this prospectus, and under similar headings in other documents incorporated by reference into this prospectus.

Nasdaq Capital Market Symbol	“KMPH”

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described below and under the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, as updated by our annual, quarterly and other reports and documents that are incorporated by reference into this prospectus, before deciding whether to purchase any of the securities being registered pursuant to the registration statement of which this prospectus is a part. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or part of your investment. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations. Please also read carefully the section below titled “Special Note Regarding Forward-Looking Statements.”

Risks Related to This Offering

You may experience immediate and substantial dilution.

The offering price per share in this offering may exceed the net tangible book value per share of our common stock outstanding prior to this offering. Assuming that an aggregate of 5,850,234 shares of our common stock are sold at a price of $12.82 per share, the last reported sale price of our common stock on the Exchange on June 30, 2021, for aggregate gross proceeds of $75.0 million, and after deducting commissions and estimated offering expenses payable by us, you would experience immediate dilution of $8.25 per share, representing the difference between our as adjusted net tangible book value per share as of March 31, 2021 after giving effect to this offering and the assumed offering price. The exercise of outstanding stock options would result in further dilution of your investment. See the section entitled “Dilution” below for a more detailed illustration of the dilution you would incur if you participate in this offering. The prices at which we sell the shares offered hereby will vary and these variations may be significant. Purchasers of the shares we sell, as well as our existing shareholders, will experience significant dilution if we sell shares at prices significantly below the price at which they invested.

Our common stock may become the target of a “short squeeze.”

In 2021, the securities of several companies have increasingly experienced significant and extreme volatility in stock price due to short sellers of common stock and buy-and-hold decisions of longer investors, resulting in what is sometimes described as a “short squeeze.” Short squeezes have caused extreme volatility in those companies and in the market and have led to the price per share of those companies to trade at a significantly inflated rate that is disconnected from the underlying value of the company. Sharp rises in a company’s stock price may force traders in a short position to buy the shares to avoid even greater losses. Many investors who have purchased shares in those companies at an inflated rate face the risk of losing a significant portion of their original investment as the price per share has declined steadily as interest in those shares have abated. We may be a target of a short squeeze, and investors may lose a significant portion or all of their investment if they purchase our shares at a rate that is significantly disconnected from our underlying value.

Our management might apply the net proceeds from this offering in ways with which you do not agree and in ways that may impair the value of your investment.

We currently intend to use the net proceeds from this offering primarily for general corporate purposes. Pending these uses, we expect to invest the net proceeds in short-term, interest-bearing obligations, certificates of deposit or direct or guaranteed obligations of the United States. Our management has broad discretion as to the use of these proceeds and you will be relying on the judgment of our management regarding the application of these proceeds. We might apply these proceeds in ways with which you do not agree, or in ways that do not yield a favorable return. If our management applies these proceeds in a manner that does not yield a significant return, if any, on our investment of these net proceeds, it could compromise our ability to pursue our business strategy and adversely affect the market price of our common stock.

The actual number of shares we will issue under the sales agreement, at any one time or in total, is uncertain.

Subject to certain limitations in the sales agreement and compliance with applicable law, we have the discretion to deliver a placement notice to JMP Securities or RBCCM at any time throughout the term of the sales agreement. The number of shares that are sold by JMP Securities or RBCCM, as applicable, if any, after delivering a placement notice will fluctuate based on the market price of our common stock during the sales period and limits we set with JMP Securities and RBCCM. Because the price per share of each share sold will fluctuate based on the market price of our common stock during the sales period, it is not possible at this stage to predict the number of shares that will be ultimately issued.

The common stock offered hereby will be sold in “at-the-market offerings,” and investors who buy shares at different times will likely pay different prices.

Investors who purchase shares in this offering at different times will likely pay different prices, and so may experience different outcomes in their investment results. We will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold, and there is no minimum or maximum sales price. Investors may experience a decline in the value of their shares as a result of share sales made at prices lower than the prices they paid.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain forward-looking statements. These are based on our management’s current beliefs, expectations and assumptions about future events, conditions and results and on information currently available to us. Discussions containing these forward-looking statements may be found, among other places, in the Sections entitled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent Annual Report on Form 10-K, as well as any amendments thereto, filed with the SEC.

Any statements in this prospectus, or incorporated herein, about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. Within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, these forward-looking statements include statements regarding:

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the progress of, outcome or and timing of any regulatory approval for any of our product candidates and the expected amount or timing of any payment related thereto under any of our collaboration agreements;

•	the progress of, timing of and expected amount of expenses associated with our research, development and commercialization activities;

•	our ability to raise funds on commercially available reasonable terms, or at all, in order to support our continued operations;

•	the sufficiency of our cash resources to fund our operating expenses and capital investment requirements for any period;

•	the expected timing of our clinical trials for our product candidates and the availability of data and result of those trials;

•	our expectations regarding federal, state and foreign regulatory requirements;

•	the potential therapeutic benefits and effectiveness of our products and product candidates;

•	the size and characteristics of the markets that may be addressed by our products and product candidates;

•	our intention to seek to establish, and the potential benefits to us from, any strategic collaborations or partnerships for the development or sale of our products and product candidates;

•	our expectations as to future financial performance, expense levels and liquidity sources;

•	the timing of commercializing our product candidates and partnered assets; and

•	other factors discussed elsewhere in this report.

In some cases, you can identify forward-looking statements by the words “may,” “might,” “can,” “will,” “to be,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “likely,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future, although not all forward-looking statements contain these words. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements.

You should refer to the “Risk Factors” section contained in this prospectus and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus, for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. Given these risks, uncertainties and other factors, many of which are beyond our control, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate, and you should not place undue reliance on these forward-looking statements. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to revise any forward-looking statements to reflect events or developments occurring after the date of this prospectus, even if new information becomes available in the future.

USE OF PROCEEDS

We may issue and sell shares of our common stock having aggregate sales proceeds of up to $75.0 million from time to time. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. There can be no assurance that we will sell any shares under or fully utilize the sales agreement with JMP Securities and RBCCM as a source of financing.

We currently intend to use the net proceeds from this offering, if any, primarily for general corporate purposes. We may also use a portion of the net proceeds to invest in or acquire businesses or technologies that we believe are complementary to our own, although we have no current plans, commitments or agreements with respect to any acquisitions as of the date of this prospectus. Pending these uses, we expect to invest the net proceeds in short-term, interest bearing obligations, certificates of deposit or direct or guaranteed obligations of the United States.

DILUTION

Our net tangible book value as of March 31, 2021 was approximately $84.2 million, or $2.96 per share. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of shares of our common stock outstanding as of March 31, 2021. Dilution with respect to net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock immediately after this offering.

After giving effect to the sale of 5,850,234 shares of our common stock in this offering at an assumed offering price of $12.82 per share, the last reported sale price of our common stock on the Exchange on June 30, 2021, and after deducting estimated offering commissions and offering expenses payable by us, our as adjusted net tangible book value as of March 31, 2021 would have been approximately $156.9 million, or $4.57 per share. This represents an immediate increase in net tangible book value of $1.61 per share to existing stockholders and immediate dilution of $8.25 per share to investors purchasing our common stock in this offering at the public offering price. The following table illustrates this dilution on a per share basis:

Assumed public offering price per share		$12.82
Net tangible book value per share of as March 31, 2021	$2.96
Increase in net tangible book value per share attributable to this offering	1.61

As adjusted net tangible book value per share as of March 31, 2021, after giving effect to this offering		4.57

Dilution per share to investors purchasing our common stock in this offering		$8.25

The above discussion and table are based on 28,480,156 shares of our common stock outstanding as of March 31, 2021, and exclude:

•	354,869 shares of our common stock issuable upon the exercise of stock options outstanding as of March 31, 2021, at a weighted average exercise price of $74.55 per share;

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9,544,693 shares of our common stock issuable upon exercise of warrants outstanding as of March 31, 2021 at a weighted average exercise price of $7.15 per share and any additional shares of our common stock issuable as a result of any anti-dilution adjustments under these warrants; and

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an aggregate of 229,317 shares of common stock reserved for future issuance under our 2014 equity incentive plan as of March 31, 2021, plus an additional 4,900,000 shares of common stock reserved for future issuance as a result of our amendment and restatement of our 2014 equity incentive plan subsequent to March 31, 2021 and any automatic increases in the number of shares of our common stock reserved for future issuance under our 2014 equity incentive plan;

•	an aggregate of 1,500,000 shares of common stock reserved for future issuance under our employee stock purchase plan.

The table above assumes for illustrative purposes that an aggregate of 5,850,234 shares of our common stock are sold during the term of the sales agreement with JMP Securities and RBCCM at a price of $12.82 per share, the last reported sale price of our common stock on the Exchange on June 30, 2021, for aggregate gross proceeds of $75.0 million. The shares subject to the sales agreement with JMP Securities and RBCCM are being sold from time to time at various prices. An increase of $1.00 per share in the price at which the shares are sold from the assumed offering price of $12.82 per share shown in the table above, assuming all of our common stock in the aggregate amount of $75.0 million during the term of the sales agreement with JMP Securities and RBCCM is sold at that price, would increase our as adjusted net tangible book value per share after the offering to $4.63 per share and would increase the dilution in net tangible book value per share to new investors in this offering to $9.19 per share, after deducting commissions and estimated aggregate offering expenses payable by us. A decrease of $1.00 per share in the price at which the shares are sold from the assumed offering price of

$12.82 per share shown in the table above, assuming all of our common stock in the aggregate amount of $75.0 million during the term of the sales agreement with JMP Securities and RBCCM is sold at that price, would decrease our as adjusted net tangible book value per share after the offering to $4.50 per share and would decrease the dilution in net tangible book value per share to new investors in this offering to $7.32 per share, after deducting commissions and estimated aggregate offering expenses payable by us.

To the extent that outstanding options or warrants as of March 31, 2021 have been or may be exercised, or other shares are issued, investors purchasing our common stock in this offering may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock and provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries. You should also refer to the amended and restated certificate of incorporation and the amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus is part.

General

Under our amended and restated certificate of incorporation we are authorized to issue up to 250,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value per share, all of which shares of preferred stock are undesignated. Our board of directors may establish the rights and preferences of the preferred stock from time to time. As of March 31, 2021, we had outstanding 28,480,156 shares of common stock and no outstanding shares of preferred stock.

Common Stock

Voting Rights

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Under our amended and restated certificate of incorporation and amended and restated bylaws, our stockholders do not have cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose.

Dividends

Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Rights and Preferences

Holders of common stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Preferred Stock

Pursuant to our amended and restated certificate of incorporation, our board of directors has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of us and may adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until the board of directors determines the specific rights attached to that preferred stock.

Registration Rights

Investors’ Rights Agreement

We and the holders of shares of our common stock issued upon the conversion or reclassification of our redeemable convertible preferred stock have entered into an investors’ rights agreement. The registration rights provisions of this agreement expired as to all holders of our capital stock, other than Deerfield Private Design Fund III, L.P., or Deerfield, on the second anniversary of our initial public offering. The registration rights provisions of our investors’ rights agreement currently provide Deerfield with the registration rights described in more detail below. The following information is qualified entirely by reference to the applicable provisions of the investors’ rights agreement, which is incorporated by reference as an exhibit into the registration statement of which this prospectus is a part.

Demand Registration Rights

Deerfield has the right to demand that we file a Form S-1 registration statement, as long as the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $15.0 million. These registration rights are subject to specified conditions and limitations, including the right of the underwriters, if any, to limit the number of shares included in any such registration under specified circumstances. Upon such a request, we are required to effect the registration as soon as reasonably possible.

Piggyback Registration Rights

If we propose to register any of our securities under the Securities Act either for our own account or for the account of other stockholders, Deerfield will be entitled to include its shares of our common stock in the registration statement. These piggyback registration rights are subject to specified conditions and limitations, including the right of the underwriters to limit the number of shares included in any such registration under specified circumstances. Deerfield has waived these rights as they may apply to the filing of the registration statement of which this prospectus is a part.

Registration on Form S-3

Deerfield is entitled, upon its written request, to have such shares registered by us on a Form S-3 registration statement at our expense, subject to other specified conditions and limitations.

Expenses of Registration

We will pay all expenses relating to any demand, piggyback or Form S-3 registration, other than underwriting discounts and commissions, subject to specified conditions and limitations.

Termination of Registration Rights

The registration rights granted under the investors’ rights agreement terminated as to all the holders of our capital stock, other than Deerfield, on the two-year anniversary of our initial public offering. These registration rights will terminate as to Deerfield upon the earliest to occur of (i) the written consent of Deerfield, (ii) such time that the warrant held by Deerfield, issued on June 2, 2014, or the Deerfield Warrant, has been exercised in full and Rule 144 or another similar exemption under the Securities Act is available for the sale of all shares of our capital stock held by Deerfield without limitation during a three-month period without registration or (iii) six-months following the expiration of the Deerfield Warrant.

Anti-Takeover Provisions

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation provides for our board of directors to be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors. Our amended and restated certificate of incorporation and our amended and restated bylaws also provide that directors may be removed by the stockholders only for cause upon the vote of 66 2/3% or more of our outstanding common stock. Furthermore, the authorized number of directors may be changed only by resolution of the board of directors, and vacancies and newly created directorships on the board of directors may, except as otherwise required by law or determined by the board, only be filled by a majority vote of the directors then serving on the board, even though less than a quorum.

Our amended and restated certificate of incorporation and amended and restated bylaws also provide that all stockholder actions must be effected at a duly called meeting of stockholders and eliminates the right of stockholders to act by written consent without a meeting. Our amended and restated bylaws also provide that only our chairman of the board, chief executive officer or the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors may call a special meeting of stockholders.

Our amended and restated bylaws also provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide timely advance notice in writing, and specify requirements as to the form and content of a stockholder’s notice.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that the stockholders cannot amend many of the provisions described above except by a vote of 66 2/3% or more of our outstanding common stock.

The combination of these provisions make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.

Choice of Forum

Our amended and restated bylaws provide that (1) unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (A) any derivative action or proceeding brought on behalf of us; (B) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of us, to us or our stockholders; (C) any action or proceeding asserting a claim against us any current or former director, officer or other employee of us, arising out of or pursuant to any provision of the Delaware General Corporation Law, or the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws (as each may be amended from time to time); (D) any action or proceeding to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation or our amended and restated bylaws (including any right, obligation, or remedy thereunder); (E) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and (F) any action or proceeding asserting a claim against us or any director, officer or other employee of us, governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants, provided that this provision shall not apply to suits brought to enforce a duty or liability created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction; (2) unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act; and (3) any person or entity holding, owning or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to the provisions of our amended and restated bylaws.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent’s address is 144 Fernwood Avenue, Edison, NJ 08837.

Listing on the Nasdaq Capital Market

Our common stock is listed on the Nasdaq Capital Market under the symbol “KMPH.”

PLAN OF DISTRIBUTION

We have entered into a sales agreement with JMP Securities and RBCCM, under which we may offer and sell up to $75.0 million of our shares of common stock from time to time through or to JMP Securities and/or RBCCM acting as agents or principal. Sales of our shares of common stock, if any, under this prospectus supplement and the accompanying prospectus will be made by any method that is deemed to be an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act.

Each time we wish to issue and sell our shares of common stock under the sales agreement, we will notify either JMP Securities or RBCCM of the number of shares to be issued, the dates on which such sales are anticipated to be made, any limitation on the number of shares to be sold in any one day and any minimum price below which sales may not be made. Once we have so instructed JMP Securities or RBCCM, unless JMP Securities or RBCCM, as applicable, declines to accept the terms of such notice, JMP Securities and RBCCM have agreed to use their commercially reasonable efforts consistent with their normal trading and sales practices to sell such shares up to the amount specified on such terms. The obligations of JMP Securities and RBCCM under the sales agreement to sell our shares of common stock are subject to a number of conditions that we must meet.

The settlement of sales of shares between us, JMP Securities and RBCCM is generally anticipated to occur on the second trading day following the date on which the sale was made. Sales of our shares of common stock as contemplated in this prospectus supplement will be settled through the facilities of The Depository Trust Company or by such other means as we, JMP Securities and RBCCM may agree upon. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

We will pay JMP Securities and RBCCM a commission equal to 3% of the aggregate gross proceeds we receive from each sale of our shares of common stock by JMP or RBCCM, as applicable. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. In addition, we have agreed to reimburse JMP Securities and RBCCM for the fees and disbursements of their counsel, payable upon execution of the sales agreement, in an amount not to exceed $50,000, in addition to certain ongoing disbursements of their legal counsel. We estimate that the total expenses for the offering, excluding any commissions or expense reimbursement payable to JMP Securities under the terms of the sales agreement, will be approximately $100,000. The remaining sale proceeds, after deducting any other transaction fees, will equal our net proceeds from the sale of such shares.

JMP Securities or RBCCM, as applicable, will provide written confirmation to us before the open on The Nasdaq Capital Market on the day following each day on which our shares of common stock are sold under the sales agreement. Each confirmation will include the number of shares sold on that day, the aggregate gross proceeds of such sales and the proceeds to us.

In connection with the sale of our shares of common stock on our behalf, each of JMP Securities and RBCCM will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of JMP Securities and RBCCM will be deemed to be underwriting commissions or discounts. We have agreed to indemnify JMP Securities and RBCCM against certain civil liabilities, including liabilities under the Securities Act. We have also agreed to contribute to payments JMP Securities and RBCCM may be required to make in respect of such liabilities.

This offering of our shares of common stock pursuant to the sales agreement will terminate upon the earlier of (i) the sale of all shares of common stock subject to the sales agreement and (ii) the termination of the sales agreement as permitted therein. We, JMP Securities and RBCCM may each terminate the sales agreement at any time upon ten days’ prior notice.

This summary of the material provisions of the sales agreement does not purport to be a complete statement of its terms and conditions. A copy of the sales agreement is filed as Exhibit 10.1 to a current report on Form 8-K filed by us under the Exchange Act on July 2, 2021 and incorporated by reference in this prospectus supplement.

JMP Securities, RBCCM and their respective affiliates may in the future provide various investment banking, commercial banking, financial advisory and other financial services for us and our affiliates, for which services they may in the future receive customary fees. In the course of its respective business, each of JMP Securities and RBCCM may actively trade our securities for its own account or for the accounts of customers, and, accordingly, JMP Securities and RBCCM may at any time hold long or short positions in such securities.

A prospectus supplement and the accompanying prospectus in electronic format may be made available on a website maintained by each of JMP Securities of RBCCM, and each of JMP Securities and RBCCM may distribute the prospectus supplement and the accompanying prospectus electronically.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon by Cooley LLP, Denver, Colorado. Duane Morris LLP, New York, New York is counsel for JMP Securities and RBCCM in connection with this offering.

EXPERTS

The financial statements of KemPharm, Inc. as of December 31, 2020 and 2019 and for each of the years in the two-year period ended December 31, 2020 incorporated in this prospectus by reference from the KemPharm, Inc. Annual Report on Form 10-K for the year ended December 31, 2020 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon, incorporated herein by reference, and have been incorporated in this prospectus and the registration statement of which this prospectus is a part in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You should rely only on the information contained in this prospectus or incorporated by reference. We have not and JMP Securities and RBCCM have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities offered by this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC, including KemPharm. The address of the SEC website is www.sec.gov.

We maintain a website at www.kempharm.com. Information contained in or accessible through our website does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The SEC file number for the documents incorporated by reference in this prospectus is 001-36913. The documents incorporated by reference into this prospectus contain important information that you should read about us.

The following documents are incorporated by reference into this document:

•	our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 12, 2021;

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December  31, 2020 from our definitive proxy statement on Schedule 14A (other than information furnished rather than filed) filed with the SEC on April 30, 2021;

•	our Quarterly Report on Form 10-Q filed with the SEC on May 14, 2021;

•

our Current Reports on Form 8-K filed on January  5, 2021, January  13, 2021, January  26, 2021, January  27, 2021, February  9, 2021, March  3, 2021, April 8, 2021, June  23, 2021, June 24, 2021 and July  2, 2021; and

•

the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on January 5, 2021, including any amendments or reports filed for the purposes of updating this description.

We also incorporate by reference into this prospectus all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement, or (ii) after the date of this prospectus but prior to the termination of the offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to:

KemPharm, Inc.

Attn: Corporate Secretary

1180 Celebration Boulevard, Suite 103

Celebration, FL 34747

(321) 939-3416

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this document will be deemed to be modified or superseded for purposes of the document to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated by reference into this document modifies or supersedes the statement.

$75,000,000

Common Stock

Prospectus

RBC Capital Markets             JMP Securities

July 12, 2021